UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2006

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32626	32-0064979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Ste. 215, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On March 16, 2006, Hana Biosciences, Inc. (the “Company”), Inex Pharmaceuticals Inc. (“Inex”) and LMLS Services Inc. (“Escrow Agent”) entered into an escrow agreement (the “Agreement”). Pursuant to the terms of the Agreement, the Company deposited with the Escrow Agent $500,000 in cash and 111,857 shares of its common stock (the “Company Deposit”) and Inex deposited with the Escrow Agent $200,000 in cash (the “Inex Deposit”). The Company and Inex entered into a letter of intent dated March 16, 2006 (the “Letter of Intent”) that sets forth certain proposed non-binding terms of a transaction in which the Company will obtain from Inex a license (or sublicense) to develop and commercialize technologies relating to three of Inex’s oncology drug candidates, known as sphingosomal vincristine (MarqiboTM), sphingosomal vinorelbine, and sphingosomal topotecan. In the event the parties are unable to complete the transactions contemplated by the Letter of Intent, then the Escrow Agent will return the respective escrow deposits to the party making such deposit. However, if the transactions contemplated by the Letter of Intent are not completed and such failure is the cause or fault of Inex, then the Company is entitled to receive the Inex Deposit, and if the proposed transaction is not completed because of the Company’s fault, then Inex is entitled to the Company Deposit. “Cause” or “fault” includes a party’s failure to negotiate in good faith and failure to satisfy closing conditions to the proposed transaction that are within such party’s control. Other than in respect of the Agreement and the Letter of Intent, the Company has no relationship with either Inex or the Escrow Agent.

The Company’s press release issued March 17, 2006 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed herewith.

Exhibit No.	Description

99.1	Press release dated March 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.

Date: March 21, 2006	By:	/s/ John P. Iparraguirre
John P. Iparraguirre Chief Financial Officer

EXHBIT INDEX

Ex. No.	Description

99.1	Press release dated March 17, 2006.